SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 21, 2005

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The American Jobs Creation Act of 2004 added to the Internal Revenue Code new Section 409A, which, among other things, imposes additional tax burdens on amounts that are deemed under the new rules to be “deferred compensation.” Historically, in an effort to conserve cash while maintaining competitive compensation levels, Oscient Pharmaceuticals Corporation (the “Company”) has paid 50% of annual employee and officer bonuses, as well as some director fees, in the form of discounted stock options (i.e. options for which the exercise price is less than the fair market value of the Company’s common stock on the date of grant of the option). Under the tax rules in place at the time of grant, these discounted stock options were not taxable until exercised. As a result of Section 409A, the portion of these options that had not vested prior to January 1, 2005 would be treated as currently taxable “deferred compensation” at the time of vesting. The amount of the option-related deferred compensation that is taxable at time of vesting would be includible in taxable income at that time and the optionee would also be subject to an additional tax equal to 20% of that amount. There are currently 6 directors and 16 employees of the Company, including Steven M. Rauscher and Stephen Cohen, the Chief Executive Officer and Chief Financial Officer of the Company, respectively, that hold a total of 48,997discounted stock options that vested after January 1, 2005.

On December 21, 2005, in accordance with transition guidance issued by the Internal Revenue Code in connection with Section 409A, the Board of Directors of the Company approved a plan to cancel the outstanding discounted stock options and issue replacement options with an exercise price equal to the current fair market value of the Company’s common stock. The replacement options are not discounted and therefore will not be subject to the additional taxes imposed by Section 409A. Because the replacement options have a higher exercise price than the canceled discounted options, a cash payment in an amount equal to the aggregate spread between the two exercise prices, as well as an amount to cover the tax payable in respect of such payment, will be made to each affected optionee. The cash payments under this plan will total approximately $40,000. The Company does not anticipate issuing discounted stock options as part of employee compensation in the future.

In November 2005 the Company, at the direction of the Compensation Committee, retained an independent executive compensation consultant to conduct a comprehensive review of the Company’s employee compensation structure relative to other companies in the industry. In a series of meetings beginning in November 2005 and ending on December 21, 2005, the Compensation Committee of the Board of Directors of the Company discussed the structure and results of such review and also considered market and other industry compensation data. Based on this review, the Compensation Committee approved amendments to the employment agreements of Mr. Rauscher, Mr. Cohen and Dominick Colangelo, Senior Vice President Corporate Development and Operations, to amend the amount of severance payable in the event the officer’s employment is terminated by the Company without cause (as defined) or by the executive with good reason (as defined) following a change of control of the Company. If Mr. Rauscher’s employment is so terminated within 24 months following a change of control of the Company, he would be entitled to severance payments in an amount equal to two times the sum of his base salary and annual target incentive bonus, as well as the pro-rated portion of his target bonus for the year in which his employment is terminated. Messrs. Colangelo and Cohen would be entitled to severance payments equal to one and a half times the sum of their respective base salary and annual target incentive bonus, as well as the pro rated portion of their target bonus for the year in which their employment is terminated. The amendments to the executive employment agreements also provide that the officers will be entitled to receive a payment to cover any excise tax payable on such severance payments as a result of Section 280G of the Internal Revenue Code.

In connection with the compensation review, the Committee also amended the Company’s outstanding employee stock options to provide for accelerated vesting in the event an option holder’s employment is terminated within twelve months of a change of control of Company. Similar change of control acceleration provisions, as well as a one year post employment exercise period will be part of all employee stock options and restricted stock awards in the future. Based on the compensation review referred to above and as provided for in the Company’s 2001 Incentive Plan, the Company may utilize restricted stock awards as part of its employee and director compensation in the future. The Company’s forms of Incentive Stock Option, Nonstatutory Stock Option and Restricted Stock Award, each incorporating such acceleration provisions, are attached to this report as Exhibits 1.1, 1.2 and 1.3 respectively.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

1.1	Form of Incentive Stock Option
1.2	Form of Nonstatutory Stock Option
1.3	Form of Restricted Stock Award

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Stephen Cohen
Name: Stephen Cohen Title: Senior Vice President and Chief Financial Officer

Date: December 27, 2005

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